Exhibit 10.1

PURCHASE AGREEMENT

by and between

ASCENT CH2, LLC

a Delaware limited liability company,

as Seller,

and

CARTER VALIDUS PROPERTIES, LLC,

a Delaware limited liability company

as Purchaser

Premises:	Ascent CH2 Data Center
505 N. Railroad Avenue
Northlake, Illinois

Date:	April 4, 2014

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between ASCENT CH2, LLC, a Delaware limited liability company (“Seller”), whose principal place of business is located at 2350 Ball Drive, St. Louis, Missouri 63146, and CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) That certain tract of real property located in Northlake, Illinois, more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain data center and all equipment and amenities owned by Seller, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in all leases covering all or any portion of the Real Property and/or the Improvements (collectively, the “Leases”), all security deposits, prepaid rents and similar items attributable to periods after Closing (but excluding reserves other than reserves, if any, that are funded by tenants as such (i.e., as tenant contributions to reserves) pursuant to the Leases and that are held by Seller to pay for obligations that the landlord under a Lease is specifically required to perform (e.g., agreed alterations or improvements)), any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Real Property and/or the Improvements (subject in each case to the proration and adjustment provisions hereof), and all of Seller’s right, title and interest in all parking agreements, and all contract rights to be assumed by Purchaser hereunder, and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the right to use of the trade name associated with the Improvements and any and all derivations of such name, excluding, however, any and all rights to the names “Ascent” and “Ascent CH2 Data Center” (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest in all equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest as lessee in any rented or leased personal property (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to TWO HUNDRED ELEVEN MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($211,700,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in cash or immediately available wire transfer funds, subject to adjustments and prorations as set forth below.

Section 2.02 Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with Chicago Title Insurance Company, National Commercial Services, 10 South LaSalle St. Suite 3100, Chicago, IL 60603 Attention: Linda Kent (the “Title Company”). If Purchaser is not ready to close the transaction as of the Closing Date, then Purchaser may extend the Closing to a date that is not later than the last business day that is less than forty-five (45) days after the end of the Review Period, which extension may be exercised only by notifying Seller in writing of such date and depositing an additional sum in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) with the Title Company (the “Extension Deposit”), in each case prior to expiration of the Review Period. As used herein, the term “Earnest Money Deposit” means the Initial

Deposit and, if made, the Extension Deposit, together with all interest accrued from time to time thereon. If Purchaser does not timely make the Initial Deposit, Seller shall have the option (exercisable until such time as Purchaser makes the Initial Deposit) to terminate this Contract by written notice to Purchaser, effective upon Purchaser’s receipt of such notice. The Earnest Money Deposit shall be made in immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller has delivered to Purchaser a copy of Seller’s most recent survey of the Property made in accordance with ALTA Standards. Seller has ordered, at its sole cost and expense, a new or recertified survey of the Property (the “Survey”) prepared by the same surveyor that prepared Seller’s most recent survey.

Section 3.02 Title Review Items. Purchaser has received, at Seller’s sole cost and expense, shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which sets forth the state of title to the Real Property and the Improvements.

Section 3.03 Other Review Items. Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser copies of the Leases. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession.

Section 3.04 Inspection. Commencing on the Effective Date Purchaser and its Representatives (defined below) shall, subject to the terms and provisions of this Contract and with the prior written consent of the Seller (if required pursuant hereto), have reasonable access to the Property at reasonable times for the purpose of conducting reasonably necessary inspections and tests of the Property that are permitted by this Contract (“Inspections”), including surveys and architectural, engineering, geo-technical and environmental inspections and tests. Seller’s prior written consent shall not be required with respect to Property access at any time during the Review Period solely for a Phase I environmental site assessment or a survey update (the “Designated Inspection Activities”). For all other Inspection activities, Seller’s prior written consent shall be required. Purchaser must give Seller seventy two (72) hours’ prior written notice of any Designated Inspection Activities or proposed tenant interviews (which notice may be given to Seller by email to craig.olschansky@ascentcorp.com and to phil.horstmann@ascentcorp.com). Neither Purchaser nor its officers, directors, managers, members, employees, contractors, engineers, architects, consultants or other agents or designees (each, a “Representative” of Purchaser) may access the Property or conduct tenant interviews or Inspections unless Seller, through its designee, is present in person (or present via telephone in the case of a tenant interview conducted by telephone) or has declined to be present in a written response to Purchaser’s notice of the applicable Inspection or tenant interview (which response may be given to Purchaser by email to phil.horstmann@ascentcorp.com). Seller shall use commercially reasonable efforts to make one or more of Seller’s designees available at the time or times during which Purchaser or its Representatives wish to conduct Inspections or tenant interviews. Any test involving physical intrusion into the Property or its improvements shall be subject to Seller’s prior written consent, which consent may be given, withheld or conditioned in Seller’s sole discretion (Purchaser acknowledges that in no event will Seller consent to any drilling within any tenant space). Neither Purchaser nor its Representatives may contact or meet with any governmental authority or utility provider with respect to the Property without the prior written consent of Seller (which consent may be given, withheld or conditioned in Seller’s sole discretion); provided, however, that Purchaser shall not be prohibited from requesting and reviewing publicly-available records regarding real estate taxes and assessments or those necessary to perform an analysis of real estate taxes and assessments, or prepare a Phase I environmental site assessment report for the Property or any portion thereof. Seller agrees to request zoning compliance letters for the Property from the applicable governmental authorities, upon Purchaser’s written request including specifics as to the information Purchaser would like Seller to request. Upon Purchaser’s further written request Seller agrees to follow up with the applicable governmental authorities regarding the status of such zoning compliance letters; provided that, in either case, such communications to governmental authorities shall not identify the Purchaser or the Potential Transaction. Prior to any on-site Inspection activities, Purchaser must deliver evidence reasonably satisfactory to Seller that that Purchaser and its Representatives conducting Inspections have in place commercial general liability insurance in the amount of (i) $1.0 million in the general aggregate, (ii) not less than $1.0 million for any injury or death of one or more persons in an occurrence, and (iii) not less than $1.0 million for damage to tangible property (including loss of use) in an occurrence. Purchaser’s liability and property damage insurance shall name Seller and Ascent LLC (“Ascent”) as additional insureds, shall contain a cross liability provision, and shall contain a provision that such insurance is primary and noncontributing with any other insurance available to Seller or Ascent. Purchaser acknowledges that the Property leases contain various limitations and restrictions regarding access to the Property and tenant spaces, and that for safety and operational reasons Inspection activities must be coordinated and conducted with great care. Purchaser further acknowledges and agrees that its Inspection activities shall be subject to the following additional limitations and any other requirements that Seller reasonably deems are necessary in light of such safety and operational considerations, or are reasonably necessary to comply with Seller’s obligations under the Property leases: (a) at no time shall Purchaser have access to any portion of the electrical substation that Seller does not have access to as a matter of right; (b) Purchaser shall not take photographs or create other graphical depictions of any tenant spaces at the Property; (c) except as Seller may permit in its sole discretion, Purchaser and its Representatives shall be limited to two (2) visits to each of the tenant spaces; (d) at the time Purchaser requests a tenant interview, Purchaser shall provide to Seller an outline of the type of questions Purchaser will ask at such tenant interview; (e) Purchaser’s tenant interviews shall be with the following individuals: (i) on behalf of Comcast, Simpson Cumba (Executive Director - National Data Center Services); (ii) on behalf of Walgreens, John Brooks (Director, Enterprise Data Center Operations); (iii) on behalf of HSBC, John Burgis (Head of Data Center Infrastructure); and (iv) on behalf of TransUnion, Josh Neyer (Senior Director - Data Center Infrastructure); and (f) Purchaser shall not have more than one (1) representative present in person or by telephone at each tenant interview. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract. Notwithstanding anything to the contrary, Purchaser shall not be entitled to conduct any tenant interviews, and Seller shall not schedule any tenant interviews, unless and until (a) Purchaser has delivered to Seller written notice in which (i) Purchaser confirms it is satisfied with its due diligence other than tenant interviews; (ii) Purchaser confirms it is prepared to proceed with Closing and has received all required authorizations and consents necessary to proceed with Closing, in each case subject only to tenant interviews, and (iii) Purchaser irrevocably agrees that such notice will automatically constitute a Waiver Notice for purposes of Article IV unless, prior to the expiration of the Review Period, Purchaser delivers to Seller a written notice of termination, which notice describes in reasonable detail one or more matters, first discovered as a result of a tenant interview, as a result of which Purchaser has determined not to proceed with the transaction contemplated hereby; and (b) Purchaser and Seller have agreed in writing on the final form of the Management Agreement (defined below).

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the Effective Date until 5:00 p.m., Tampa, Florida time, on the thirtieth (30th) day following the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit and a Phase II Environmental Audit, subject to Section 3.04.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice unconditionally waiving this termination right (the “Waiver Notice”) on or before the end of the Review Period, this Contract shall automatically terminate. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of Section 4.02, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder (other than obligations that survive termination) and the Earnest Money Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that if Purchaser does not give Seller a Waiver Notice during the Review Period, then this Contract shall terminate immediately upon expiration of the Review Period, the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. Purchaser will promptly return to Seller any due diligence materials delivered by Seller. If this Contract remains in effect after the end of the Review Period, this Section 4.03 shall no longer apply to the disposition of the Earnest Money Deposit.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

Section 4.05 Service Contracts. Seller agrees that all service and maintenance contracts, other than those referred to in clauses (b), (c) and (d) of this Section 4.05 (collectively, the “Service Contracts”), must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate (and Purchaser shall assume at Closing) any Service Contracts which cannot be terminated, without cause and without any termination fee, on thirty (30) or less days notice. Purchaser shall not assume (a) management and leasing agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date; (b) that certain ComEd Rider DE Distribution Systems Extensions Electric Line Extension Advance Deposit Agreement to which Seller is a party (together with the Assignment Agreement dated as of July 18, 2012, and as the same may be amended from time to time, the “Rider DE Contract”), (c) any agreements pursuant to which Seller is entitled to rebates or other payments under the ComEd “Smart Ideas” Program, or (d) any contracts relating to the construction work under the TransUnion Lease or the Walgreen’s Lease. The service contracts that Purchaser is required to assume at Closing are the “Assigned Contracts.”

Section 4.06 Property Management Agreement. During the Review Period, Seller and Purchaser shall negotiate in good faith to finalize the terms of a property management agreement (the “Management Agreement”) pursuant to which Seller, or its assignee, shall provide critical infrastructure management services, property management services, development management services and construction management services for the Property, all on the terms and conditions set forth on Exhibit I attached hereto and made a part hereof for all purposes. It shall be a condition for the obligation of each of Seller and Purchaser to close the transaction contemplated by this Contract that the form of the Management Agreement be agreed to by Seller and Purchaser during the Review Period.

Section 4.07 As-Is; Release.

(a) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS CONTRACT AND IN THE CLOSING DOCUMENTS DELIVERED PURSUANT TO SECTION 6.02, PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER OR ANY AGENT OR EMPLOYEE THEREOF REGARDING THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE ABSENCE OF HAZARDOUS SUBSTANCES THEREUPON), AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR ANY THAT ARE EXPRESSLY MADE IN THIS CONTRACT. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS CONTRACT AND IN THE CLOSING DOCUMENTS DELIVERED PURSUANT TO SECTION 6.02, PURCHASER SHALL ACCEPT THE PROPERTY IN ITS “AS IS”, “WHERE IS”, “WITH ALL FAULTS” CONDITION. SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT AND IN THE CLOSING DOCUMENTS DELIVERED PURSUANT TO SECTION 6.02, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION DELIVERED OR MADE AVAILABLE BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE MATERIALS). PURCHASER ACKNOWLEDGES THAT IT IS A SOPHISTICATED BUYER WHO HAS HERETOFORE HAD AND/OR SHALL DURING THE REVIEW PERIOD HAVE SUFFICIENT ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT PURCHASER DEEMED OR DEEMS NECESSARY TO REVIEW IN ITS SOLE DISCRETION, AND HAS OR HEREAFTER SHALL HAVE CONDUCTED A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL TESTING. PURCHASER HEREBY RELEASES SELLER, ASCENT LLC, THEIR RESPECTIVE CONSTITUENT OWNERS, AND THEIR RESPECTIVE AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS FROM ANY AND ALL LIABILITY, RESPONSIBILITY, CLAIMS, DAMAGES, LOSSES AND EXPENSES, WHETHER KNOWN OR UNKNOWN, AND

WHETHER FORESEEN OR UNFORESEEN, ARISING OUT OF OR RELATED TO THE CONDITION OF THE PROPERTY (INCLUDING THE PROPERTY’S COMPLIANCE WITH LAWS AND REGULATIONS) OR ITS SUITABILITY FOR ANY PURPOSE, INCLUDING THOSE ARISING OUR OF OR RELATING TO THE PRESENCE OF ANY HAZARDOUS MATERIALS, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS (INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF ANY OF THE REAL PROPERTY AND ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS), REGARDLESS OF WHETHER SUCH CONDITION AROSE OR CAME INTO EXISTENCE BEFORE, ON OR AFTER THE CLOSING DATE, EXCEPT FOR ANY LIABILITY OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES (SUBJECT TO THE SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT) TO ALL LOSSES AND CLAIMS, WHETHER KNOWN OR UNKNOWN, AND WHETHER FORESEEN OR UNFORESEEN, ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS). PURCHASER HAS UNDERTAKEN OR HEREAFTER SHALL UNDERTAKE SUCH INVESTIGATION AS PURCHASER DEEMED OR DEEMS NECESSARY TO MAKE PURCHASER FULLY AWARE OF THE CONDITION OF THE PROPERTY AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROPERTY, AND PURCHASER ACKNOWLEDGES THAT PURCHASER HAS RELIED AND SHALL RELY, EXCEPT TO THE EXTENT OF SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS CONTRACT AND IN THE CLOSING DOCUMENTS DELIVERED PURSUANT TO SECTION 6.02, SOLELY ON PURCHASER’S OWN DUE DILIGENCE INVESTIGATION IN DETERMINING TO PURCHASE THE PROPERTY. THE PROVISIONS OF THIS SECTION 4.07 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT LIMITATION. THE PROVISIONS OF THIS SECTION 4.07(B) SHALL SURVIVE THE CLOSING WITHOUT LIMITATION.

PH	MS
Seller’s Initials	Purchaser’s Initials

(b) Notwithstanding anything to the contrary, the releases contained above in Section 4.07(a) shall not in any way alter or limit the Seller’s liability (if any)

for breaches of its representations expressly made in this Contract (including with respect to environmental matters), subject to the limitations set forth herein on the amount and duration of such liability.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. As a condition to Purchaser’s obligation to proceed with Closing, title to the Real Property and the Improvements shall be free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes and assessments for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected in items 8, 10-21 (inclusive) of Schedule B, Section II to the Title Commitment; (ii) reflected on the Survey, as recertified; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants, as tenants only, under unrecorded written leases delivered by Seller to Purchaser prior to the Closing.

Section 5.02 Owner Policy. As a condition to Purchaser’s obligation to proceed with Closing, Purchaser must be able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions.

Section 5.03 Escrow for Suite 700a Improvements. In the event that the improvements to be constructed under that certain Lease (the “TransUnion Lease”) dated October 28, 2013 by and between Seller, as landlord, and Trans Union LLC, as tenant (“TransUnion”), are not completed on or prior to the Closing Date, Seller shall deposit with Escrow Agent such amount as is reasonably required to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens relating to such improvements (the “TransUnion Escrow Amount”), which TransUnion Escrow Amount shall be held pursuant to a mutually-acceptable escrow agreement that each party will execute and deliver at Closing, and shall be used to fund the completion of such improvements. Any excess amounts remaining in the escrow account at the completion of the improvements and the release of any lien applicable thereto shall be returned to Seller. In the event that TransUnion fails to pay all or any portion of its “Tenant Contribution” under the TransUnion Lease to Seller on or prior to the Closing Date, Seller shall retain the right to receive such payment, and Purchaser shall direct TransUnion to make such payment directly to Seller. This provision shall survive

Closing. After Closing Purchaser shall not modify the terms of the TransUnion Lease in any manner that would alter TransUnion’s obligation to make payments relating to such improvements. The rules in this Section 5.03 are an exception to the provisions in Article VII below.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Tampa, Florida time on the earlier of the date which is: (i) five (5) business days following receipt by Seller of Purchaser’s written notice of its intent to close following the expiration of the Review Period or (ii) the date (the “Target Closing Date”) that is fifteen (15) days after the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date subject to and in accordance with Section 2.02.

Section 6.02 Seller’s Obligations. At the Closing, Seller shall (if applicable) execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof for all purposes.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.1

(c) That certain assignment of leases (the “Lease Assignment”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(d) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(e) Estoppel certificates (the “Tenant Estoppel Certificates”) in the form included or described by the applicable Leases (the “Required Estoppels”), from each Tenant. The Tenant Estoppel Certificates, in order to be effective, must be dated no earlier than thirty (30) days prior to the Target Closing Date. The Tenant Estoppel Certificates must be joined in by any guarantor and be completed to reflect the terms of the applicable Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or material breaches of the Seller’s representations and warranties herein. The completed form of the Tenant Estoppel Certificates must be prepared by Seller

[1]	This conveyance to include existing brokerage agreements regarding renewals/extensions of certain in-place leases.

and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the tenants. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificates shall be deemed approved. Seller agrees to use all reasonable efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificate no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver any Tenant Estoppel Certificates, and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit. Purchaser or Seller shall be entitled to extend the Closing Date to a date not later than thirty (30) days from the Target Closing Date, if necessary, in order for Seller to obtain the Required Estoppels.

(f) Subordination, Non-Disturbance and Attornment Agreements (each, an “SNDA”) in the form that is included or described in the applicable Lease, whereby each Tenant’s rights are subordinated to the lien of Purchaser’s acquisition financing. Seller agrees to use all reasonable efforts to obtain and deliver to Purchaser the SNDAs no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver the SNDAs, and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit. Purchaser or Seller shall be entitled to extend the Closing Date to a date not later than thirty (30) days from the Target Closing Date, if necessary, in order for Seller to obtain the SNDAs.

In the event there is an option to purchase or a right of first refusal to purchase any portion of the Property, then Seller shall provide evidence acceptable to Purchaser and Purchaser’s Lender, confirming that such right of first refusal has been waived with respect to the transfer of equitable ownership of the Property to Purchaser and/or Purchaser’s affiliates. Such confirmation shall also be incorporated into any Subordination, Non-Disturbance and Attornment Agreement and Tenant Estoppel Certificate that may be required by Purchaser or its Lender.

(g) Original counterparts (to the extent available) of all Leases, lease files (including all correspondence, applications and credit reports), reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing (provided that in lieu of delivering the foregoing items into escrow at Closing, Seller may deliver them to Purchaser at the Property within three (3) business days after Closing).

(h) All landlord keys to the Property.

(i) To the extent necessary to permit the Title Company to issue the Owner’s Policy without exception for any matters that are not Permitted Exceptions, an affidavit as to debts and liens and parties in possession executed by Seller, made to the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items reasonably and customarily required by the Title Company.

(j) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy). An updated rent roll certified by Seller to be true, complete and correct in all material respects to the best of Seller’s actual knowledge.

(k) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(l) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(m) Estoppel certificates, if any, received by Seller in accordance with Section 9.07.

(n) The certified rent roll described in paragraph (j) above.

(o) The Management Agreement.

(p) Payment of the TransUnion Escrow Amount, if any, required by Section 5.03.

(q) The escrow agreement referred to in Section 5.03 (the “TransUnion Escrow Agreement”), executed by Seller.

(r) Such other documents and instruments as are reasonably required by the Title Company in order to accomplish the Closing (provided that such other documents or instruments do not require Seller to incur, or agree to incur in the future, any additional cost).

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds (subject to adjustment and prorations as provided herein), and shall execute and deliver to Seller the following with respect to the Property:

(a) The Tenant Letter.

(b) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(c) The Lease Assignment and the Bill of Sale.

(d) The Management Agreement.

(e) The TransUnion Escrow Agreement.

(f) Such other documents and instruments as are reasonably required by the Title Company in order to accomplish the Closing (provided that such other documents or instruments do not require Purchaser to incur, or agree to incur in the future, any additional cost).

Section 6.04 Management Transition/Roof Warranty. From and after the date hereof, Seller will provide Purchaser with copies of all current income and expense reports concerning the Property as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller, at Purchaser’s sole cost and expense, shall use commercially reasonable efforts to obtain at Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from Seller to Purchaser, and Seller shall make property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchaser. If such assignments cannot be made at Closing, Seller shall be obligated to cooperate with Purchaser after Closing to obtain such consents, at Purchaser’s sole cost and expense. Purchaser shall be responsible for any fees, including but not limited to, inspection fees assessed by the roof warranty issuers to give such consents.

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract includes base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon, and the term “Additional Rent” means rent that constitutes reimbursement (including monthly estimated payments) for operating expenses and other pass-throughs) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments or are attributable to a post-Closing period, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed for any period including or prior to the Closing Date, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that if the actual taxes for the current year differ from the amount so apportioned at the Closing, and if such difference can be ascertained during the Survival Period, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Payments under any Service Contracts or other agreements assumed by Purchaser.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments, as more specifically described below in Section 7.05; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

(c) Seller and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to rent for the month in which the Closing occurs, and then rent in the inverse order of its maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against any tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(d) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit made under any leases executed with respect to the Property or otherwise actually collected by Seller, and not applied by Seller or returned to the Tenant in accordance with the terms of the Lease, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Property and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing (subject to consent rights, if any, of the issuers of such letters of credit).

(e) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Property that are the obligation of the landlord to pay (other than those with respect to the TransUnion Lease and the Walgreens Lease) shall be apportioned between the parties as follows:

(i) All such expenses relating to leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser; provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser prior to the end of the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(f) Any and all payments or rebates from Commonwealth Edison Company pursuant to (i) the Rider DE Contracts, or (ii) the “Smart Ideas” program, shall remain the property of Seller, and if received by Buyer shall be promptly remitted to Seller.

(g) Notwithstanding anything to the contrary, in the event that the Tenant under the Leases is responsible for paying, directly to a utility or other third party, any of the items which are to be prorated, there shall be no proration for such items.

Section 7.03 Transaction Costs. Seller shall be responsible for (a) all attorneys fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) the cost of the Owner’s Policy (excluding extended coverage and endorsement costs), including, but not limited to, title examinations; (d) one-half (1/2) of any escrow and other charges of the Title Company; and (e) the cost of the current ALTA as-built survey and any changes requested by Purchaser to the survey. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) one-half (1/2) of any escrow and other charges of the Title Company; and (c) the cost of any extended coverage and other endorsements requested by the Purchaser.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 True-Up. No later than one (1) year following the Closing Date (except that the period shall be extended solely for the true-up of Additional Rent under a Lease, to the extent such reconciliation with a tenant has not been finally resolved as of such date), Seller and Purchaser shall make a final adjustment (the “Final Closing Adjustment”) to correct any errors made at Closing pursuant to this Article VII, to adjust any item that was not prorated at Closing but should have been prorated at Closing, and to true-up the Purchaser’s and the Seller’s respective shares of Additional Rent based on the year-end Lease reconciliation that first occurs after Closing. If the net of all such adjustments favors Purchaser, Seller shall make a cash payment of such net amount to Purchaser no later than thirty (30) days after the Final Closing Adjustment is completed. If the net of all such adjustments favors Seller, Purchaser shall make a cash payment of such net amount to Seller no later than thirty (30) days after the Final Closing Adjustment is completed. The parties shall correct any manifest error in the prorations and adjustments made at Closing promptly after such error is discovered. The adjustment relating to Additional Rent shall be calculated as follows (on a Lease-by-Lease basis): After taking into account (i) any payments of Additional Rent actually received by Seller or Purchaser for the fiscal year in which the Closing occurred (the “Fiscal Year”), (ii) any amounts paid or owed to Tenants by Purchaser after Closing as a result of reconciliations of Additional Rent for the Fiscal Year, and (iii) the proration of Additional Rent that was made for the period including the Closing pursuant to Section 7.01(a), Seller shall owe a cash payment of Additional Rent to Purchaser or Purchaser shall owe a cash payment of Additional Rent to Seller, as applicable, so that Seller’s share of Additional Rent (as a percentage of the total Additional Rent collected from the Tenant for the entire Fiscal Year), corresponds to the underlying pass-through expenses actually incurred by Seller prior to Closing (as a percentage of the total pass-through expenses incurred by Seller and Purchaser for the entire Fiscal Year).

Section 7.06 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed for a period of 14 months, and then shall terminate automatically.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser fails to close when required to do so hereunder, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and to receive the Earnest Money Deposit. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If, prior to Closing, Seller materially defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedy, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser, or (b) pursue an action to enforce specific performance of Seller’s obligation to convey the Property to Purchaser when obligated to do so under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller for any breach or default of Seller hereunder, and Purchaser hereby waives any remedy at law or in equity other than as expressly set forth in this Section 8.02. Notwithstanding the foregoing provisions of this Section 8.02: (x) if specific performance would not be an effective remedy as the result of Seller’s failure to convey the Property to Purchaser when obligated to do so under this Contract, or (y) if any representation or warranty of Seller herein was false in any material respect on the Effective Date, or (z) if Seller had actual knowledge during the Review Period that a representation or warranty of Seller became false in any material respect after the Effective Date but did not disclose such knowledge to Purchaser during the Review Period, then Purchaser may, as Purchaser’s sole and exclusive remedy and in lieu of those provided above, terminate this Contract, receive the Earnest Money Deposit and collect from Seller Purchaser’s actual out-of-pocket third party expenses in connection with this transaction, up to a maximum of $100,000.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser, except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware and is authorized to conduct business in the State of Illinois. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller has received no written notice of any (and, to Seller’s actual knowledge (Seller’s knowledge for all purposes of this Contract means only the actual, conscious knowledge of Adam Shapiro, without any duty to investigate and with no personal liability whatsoever), there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(c) Seller has not received any written notice from a governmental authority that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), nor has Seller received written notice from a Tenant that Seller has failed to comply with Seller’s obligations (if any) under a Lease regarding the Property’s compliance with Applicable Laws, in either case which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) Seller has delivered to Purchaser true and complete copies of all Leases. To Seller’s actual knowledge, no material default or breach exists on the part of any tenant under the Leases. Seller as landlord has fully completed all accrued construction obligations specified in the Leases to be the responsibility of the landlord thereunder, and has paid (to the extent such payment is due) all tenant improvement costs, allowances and leasing commissions applicable thereto and, except as set forth in the Leases, no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under any of the Leases, nor, to Seller’s actual knowledge, does there exist any default or breach on the part of the landlord thereunder. No Lease grants any tenant any right to purchase all or any portion of the Property. Except as set forth in the Disclosure Schedule and the Leases, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date. There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as disclosed to Purchaser, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(j) Seller is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

(c) Purchaser is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(d) Purchaser has not identified any prospective tenants, nor has Purchaser received any oral or written lease offers or expressions of interest, with respect to suites 100, 700B or 1200 at the Property.

Section 9.03 Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to (i) the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and (ii) pursue Purchaser’s remedies, if any, under the last sentence of Section 8.02 of this Contract; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither Seller nor Purchaser has made any claim as to the breach of any such representation or warranty during the Survival Period (defined below), such representations and warranties will terminate and be of no further force and effect. For purposes of Section 9.05(a), Seller’s representations and warranties shall be deemed modified to reflect any information about which Purchaser had knowledge as of the end of the Review Period. For purposes of the second sentence of this Section 9.03, Purchaser shall be deemed to have knowledge that any representation or warranty of Seller is false, misleading or inaccurate in any material respect to the extent that information (other than information, if any, that Seller intentionally withholds from Purchaser during the Review Period and that is first discovered Purchaser after the Review Period but prior to Closing) inconsistent with such representation or warranty is included in or revealed by this Contract or (prior to the expiration of the Review Period) any, studies, reports or other information applicable to the Property or any portion thereof and obtained by or made available to Purchaser or its agents, including title policies, pro-formas or commitments, title exception documents, surveys, Leases, operating and financial statements, accounting reports, rent rolls, delinquency reports, estoppel certificates, environmental, engineering and soils reports, site and architectural plans, Contracts, inspection or maintenance reports, and permits and approvals.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract or agreement in any material respect (other than leases, which are subject to clause (b) below, or the agreements referred to in clauses (b), (c) and (d) of Section 4.05, which Seller may amend or modify without the Purchaser’s consent); provided, however, that this Section 9.04(a) shall not be applicable to contracts to which Seller remains a party after Closing in its capacity as the property manager.

(b) Enter into any new lease or amend, modify, supplement or terminate any existing lease.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to proceed with Closing unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

(b) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default under this Contract.

(c) Seller has delivered all Required Estoppels in compliance with Section 6.02(e).

(d) Seller has delivered the Subordination, Non-Disturbance and Attornment Agreement, if any, required by Section 6.02 (f).

(e) Title to the Real Property shall be in the condition required pursuant to Section 5.01 and Section 5.02; and

(f) If all or any portion of the Improvements that are leased as of the Effective Date are no longer leased as of the Closing, such portion of the Improvements must be in “broom clean” condition with all racking systems and other personal property and equipment designated by Purchaser removed on or before the Closing, with all damage caused thereby repaired in a manner acceptable to Purchaser.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, and if Purchaser does not waive such conditions precedent, Purchaser or Seller may extend the Closing Date to a date not later than thirty (30) days from the Target Closing Date, by written notice to Seller or Purchaser, as applicable. If Seller is unable to satisfy all of the foregoing conditions precedent by the Closing Date (as so extended), Purchaser may terminate this Contract; provided, however, that if any condition precedent to Purchaser’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein) and such condition may be fully satisfied or cured by the payment of a liquidated amount, Seller may elect, by notice to Purchaser prior to the Closing Date, to cure such failed condition by causing such payment to be made at Closing, in which event the parties shall proceed with Closing hereunder and this Agreement shall remain in full force and effect. If the Closing occurs, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06 Post Closing Claim. If: (i) Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, (ii) Purchaser makes such claim within the period from the Closing Date until the date that is twelve (12) months from the Closing Date (the “Survival Period”), and (iii) Purchaser obtains a final and non-appealable judgment against Seller which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract. After Closing Purchaser shall not be entitled to recover more than $5,000,000 in the aggregate as a result of any and all defaults or breaches by Seller hereunder, and Purchaser shall not be entitled to receive or seek any such recovery until Purchaser’s damages, expenses and losses in connection with all such defaults or breaches exceeds $75,000.

Section 9.07 Covenants, Conditions and Restrictions of Record. If the Purchaser or the Purchaser’s lender requests that a third party execute a document certifying as to the status of the rights, obligations and/or performance of Seller, or of such third party, under covenants, conditions restrictions, easements or other matters of record specifically identified by Purchaser to Seller in writing, Seller shall do the following, in each case only upon request by Purchaser: (a) Seller shall request in writing that the applicable third party execute such certificate, in a form provided by Purchaser or Purchaser’s Lender; (b) Seller shall follow up with the applicable third party in writing to determine whether such third party will comply with the request made in the foregoing clause (a); and (c) Seller shall take reasonable steps requested by Purchaser to enforce the obligations of such third party under any covenants, conditions, restrictions, easements or other matters of record (to the extent such obligations are referenced in the Purchaser’s request) with respect to the execution of the certificate provided to such third party pursuant to the foregoing clause (a), subject to any conditions in the applicable documents of record. It shall not be a condition to Purchaser’s obligation to proceed with the Closing that the Purchaser obtain any one or more of the certificates requested from third parties pursuant to this Section 9.07, and Seller shall not have any obligation to take any other action with respect to such certificates except as expressly set forth in this Section 9.07.

Section 9.08 6B Status; Tax Appeals. Purchaser acknowledges that Seller has applied to classify the Property as a “6B” property for assessment purposes by the Cook County, Illinois Assessor’s office. From and after the Closing Date, Purchaser shall use reasonable good faith efforts to obtain such classification and, prior to obtaining such classification, shall use reasonable good faith efforts to refrain from acting or failing to act in a manner that would reasonably be expected to prevent the Property from being classified as a 6B property. At Closing Purchaser shall assume the Seller’s agreement with Madigan and Getzendanner as it relates to any real property tax appeals or contests, and as it relates to the finalization of the Property’s 6B program status.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and (except as provided in Section 3.04) must be: (a) personally delivered; (b) transmitted by reputable overnight courier service, such as Federal Express; or (c) transmitted by legible facsimile (with answer back confirmation) to Purchaser, Seller or Escrow Agent as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the first (1st)

business day after the date of deposit, if transmitted by reputable overnight courier service, or (iii) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:

Carter Validus Properties, LLC,

a Delaware limited liability company

4211 W. Boy Scout Blvd.

Suite 500

Tampa, FL 33607

Attention: John E. Carter

Telephone: (813) 263-5312

Facsimile: (813) 287-0397

Email: jcarter@cvreit.com

With a copy to:

GrayRobinson, P.A.

201 North Franklin Street, Suite 2200

Tampa, Florida 33602

Attention: Stephen L. Kussner, Esquire

Telephone: (813) 273-5296

Facsimile: (813) 273-5145

Email: stephen.kussner@gray-robinson.com

If to Seller:	ASCENT CH2, LLC 2350 Ball Drive St. Louis, MO 63146 Attention: Phil Horstmann Telephone: (314) 810-1501 Facsimile: (213) 810-1610 Email: phil.horstmann@ascentcorp.com

With a copy to:	Arent Fox LLP 1717 K Street, N.W. Washington, DC 20036 Attention: Mark M. Katz Telephone: (202) 857-6260 Facsimile: (202) 857-6395 Email: mark.katz@arentfox.com

With a copy to:	Arent Fox LLP 1717 K Street, N.W. Washington, DC 20036 Attention: Daniel M. Lopez Telephone: (202) 857-6240 Facsimile: (202) 857-6395 Email: daniel.lopez@arentfox.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $2,000,000 and which would not permit any tenant to terminate its Lease, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage but Seller shall, at Seller’s option as expressed to Purchaser in writing, either (a) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing without any reduction of the Purchase Price, Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty and other insurance policies relating to the casualty, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser.

Section 11.02 Major Damage. In the event of a “major” casualty (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller within ten (10) days after notice of such casualty, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder. If Purchaser elects not to terminate this Contract or if Purchaser does not make any election within such ten (10) day period,

Purchaser and Seller shall proceed with the Closing without any reduction of the Purchase Price, but (a) Purchaser shall be entitled to a credit in the amount of any applicable deductible, and (b) Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss (other than rental loss for periods prior to Closing) and other insurance policies relating to the casualty, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Contract and that certain Non Disclosure Agreement between Seller and Purchaser dated as of November 8, 2012, which the parties hereby ratify, constitute the entire agreement between the parties hereto and supersede any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original and a signature to all such counterparts, but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality. Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the existing lease and sublease thereon, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser, (iii) to the extent that such information is a matter of public record, or (iv) in connection with litigation with respect to which the disclosed information is relevant. By Seller’s execution of this Contract, Seller hereby confirms its agreement to indemnify, defend and hold Purchaser free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’

fees, expenses and disbursements), of any kind or nature whatsoever, arising out of Seller’s breach of this Section. Without limiting the foregoing, Purchaser shall comply and shall cause its Representatives to comply with the confidentiality restrictions applicable to the landlord under the terms of the Leases. Notwithstanding the foregoing, after Closing Purchaser and Seller may each issue a press release regarding the Closing hereunder, subject to the following: (a) Purchaser shall not issue any such press release without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as such press release contains a statement to the effect that Purchaser has acquired the Property subject to a strategic alliance under which Seller or its affiliate will continue to operate and manage the building and to develop the remaining space in the building; and (b) Seller shall not issue any such press release without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. From and after the date hereof, Purchaser agrees (which agreement shall survive Closing without limitation) that it will not in any manner at any time disparage Seller or any of its affiliates, or any of their respective managers, officers, agents or employees or any of their respective services, including but not limited to making or soliciting comments, statements or the like, to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Seller or any of its affiliates or any of their respective managers, officers, agents or employees or any of their respective services.

Section 12.11 SEC S-X 3-14 Audit. In the event Purchaser or its permitted assignee hereunder is required to prepare an audited income statement of the Property for the most recent fiscal year(s) as specified by Rule 3-14 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, Seller agrees, at Purchaser’s sole cost and expense, to allow Purchaser to prepare such audited income statement, and Seller shall provide and/or cooperate in obtaining any and all such other data and financial information available to Seller (including, without limitation, data and information obtainable from Seller’s management agent for the Property) and as advisable in connection with fulfilling such disclosure obligations of a public company subject to the rules and regulations of the Securities and Exchange Commission. Seller’s obligations under this Section 12.11 shall survive the Closing and not be merged therein.

Section 12.12 Assignment. Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any subsidiary, controlled affiliate or parent of Purchaser or (ii) any entity controlling, controlled by or under common control with Purchaser. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.12, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder. Notwithstanding anything to the contrary, Purchaser shall not assign this Contract or any of its rights herein to any assignee that owns, directly or indirectly, an interest in one or more data centers operated under the name “T5” or “T5 Data Centers,” or to any person affiliated with any such data center or any such direct or indirect owner thereof.

Section 12.13 Independent Contract Consideration. Upon the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

Section 12.14 The provisions of this Contract shall not survive Closing and shall merge into the Deed, except for any provisions that expressly survive Closing (the “Surviving Provisions”). Each Surviving Provision shall survive for the period of time expressly stated herein for survival of the same; provided, however, that any Surviving Provision with respect to which a specific survival term is not specifically stated shall survive only until expiration of the Survival Period, and thereafter shall terminate (subject to the first sentence of Section 9.06).

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

PURCHASER:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Michael Seton
Print Name:	Michael Seton
Title:	President

SELLER:

ASCENT CH2, LLC, a Delaware limited liability company

By:	Grande Property Holdings, LLC, its manager

	By:	/s/ Phil Horstmann
	Print Name:	Phil Horstmann
	Title:	Manager

Signature Page

to Purchase Agreement

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser.

Date: April 7, 2014.

Chicago Title Insurance Company

By:	/s/ Linda Tyrrell
Name:	Linda Tyrrell
Title:	AVP/Sr. Escrow Officer

Signature Page

to Purchase Agreement

EXHIBIT A

LEGAL DESCRIPTION

LOT 1 IN NORTHLAKE BUSINESS PARK, BEING A SUBDIVISION OF PART OF THE EAST 1/2 OF SECTION 31, TOWNSHIP 40 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

Exhibit A

to Purchase Agreement

EXHIBIT B

SPECIAL WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

This instrument prepared by or under the supervision of

(and after recording should be returned to):

Name:	, Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the              day of             , 20     by             , a                     (“Grantor”), whose mailing address is                     ,                     ,                     ,                     , to                     , a                     (“Grantee”), whose taxpayer identification number is and whose mailing address is                     . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has sold and conveyed, and by these presents does hereby sell and convey to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in                     County,                     (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TOGETHER WITH all improvements thereon and all tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is subject to matters of record and subject to taxes not yet due and payable.

TO HAVE and to hold the same in fee simple forever.

Exhibit B

to Purchase Agreement

GRANTOR hereby warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no others, subject to matters of record and subject to taxes not yet due and payable.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:	, a

By:
Print Name:	Print Name:
Title:
[CORPORATE SEAL]
Print Name:

Address:

STATE OF                         )

                                             ) ss:

COUNTY OF                     )

The foregoing instrument was acknowledged before me this             day of             , 20     by                    , as                     of                     corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced                     as identification.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

Exhibit B

to Purchase Agreement

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

Exhibit B

to Purchase Agreement

EXHIBIT C

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof,                    , a                (“Assignor”), is conveying to                    , a Delaware limited liability company (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”), together with the improvements thereon. Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated             , 20    , by and between Assignor and                    with respect to the conveyance of the Property (the “Contract”).

It is the desire of Assignor hereby to assign, transfer and convey to Assignee all Personal Property and Intangible Property2 (excluding service contracts other than Assigned Contracts and excluding any and all rights to the names “7Ascent” and “Ascent CH2 Data Center,” collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts that are not Assigned Contracts.

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

Assignee hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this                day of            , 20    .

[2]	Conveyance to include existing brokerage agreements as noted above.

Exhibit C

to Purchase Agreement

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

ASSIGNEE:

, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

Exhibit C

to Purchase Agreement

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THAT,                     , a             limited liability company (“Assignor”) hereby transfers, assigns and sets over unto             , a Delaware limited liability company (“Assignee”), any and all leases (the “Leases”) with tenants demising space in the premises (the “Premises”) described in Exhibit A attached hereto and made a part hereof for all purposes, and the Leases, together with all amendments thereto and modifications thereof, are more particularly described on the rent roll attached hereto as Exhibit B and made a part hereof for all purposes.

TO HAVE AND TO HOLD the Leases, together with any and all security deposits, prepaid rents, rights and appurtenances thereto in anywise belonging to Assignor unto Assignee, its successors, legal representatives and assigns FOREVER, and

Assignee agrees to assume all liabilities and obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits, the receipt of which Assignee acknowledges was made by credit to Assignee to the extent shown on the closing statement for Assignee’s acquisition of the Premises) to the extent same arise or are otherwise attributable to the period from and after the date hereof, but not otherwise.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on) this             day of             , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

Exhibit D

to Purchase Agreement

ASSIGNEE:

, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

Exhibit D

to Purchase Agreement

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                     (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                     “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this day of             , 20    .

TRANSFEROR:

, a

By:
Name:
Title:

Exhibit E

to Purchase Agreement

SWORN TO AND SUBSCRIBED BEFORE ME this     day of             , 20    .

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

Exhibit E

to Purchase Agreement

EXHIBIT F

Reserved

Exhibit F

to Purchase Agreement

EXHIBIT G

TENANT NOTIFICATION LETTER

            , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                     (“Purchaser”) has purchased the captioned property (the “Property”) from                    (“Seller”).

2. In connection with such purchase, Seller has transferred your security deposit in the amount of $            (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

Exhibit G

to Purchase Agreement

WITNESSES:	PURCHASER:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

SELLER:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

Exhibit G

to Purchase Agreement

EXHIBIT H

DISCLOSURE SCHEDULE

Litigation:

1. James Sworsky v. FCL Builders Inc., et al., Case No. 2012L013628, pending in the Circuit Court of Cook County, Illinois.

Commission Agreements:

1. Commission Agreement with Landlord, between Jones Lang LaSalle Midwest LLC and Ascent CH2, LLC, relating to the Lease with Walgreens.

2. Commission Agreement with Landlord, between Jones Lang LaSalle Midwest LLC and Ascent CH2, LLC, relating to the Lease with Comcast.

3. Commission Agreement with Landlord, between Jones Lang LaSalle Midwest LLC and Ascent CH2, LLC, relating to the Lease with HSBC.

Exhibit H

to Purchase Agreement

EXHIBIT I

Property Management Agreement Terms

Term Sheet

Property Management Agreement

Ascent CH2 Data Center

3/15/14

General

Owner:	Carter Validus Properties LLC

Manager:	Ascent CH2, LLC

Term:

•   The PMA relative to Critical Infrastructure Management Services and Property Management Services shall be for a term of 1 year from Closing, and shall automatically renew for successive 1-year periods unless either party provides notice of non-renewal at least 90 days prior to the end of any such 1-year term (or unless either party terminates for cause, to be defined in the PMA). Termination of such services will not terminate the Development Management Services, Construction Management Services or Suite 500 Construction Services.

•   The PMA relative to Development Management Services and Construction Management Services shall be for a term of 3 years from Closing (i.e., such services survive any conveyance and shall bind successor owners of the property for such 3-year period), provided that if CV conveys the property to an unrelated third party, then CV or the successor owner shall have the right to terminate the PMA as to Development Management Services and Construction Management Services at any time after the date that is 2 years from Closing (and further provided that the expiration or termination of the PMA as to Development Management Services and Construction Management Services shall not apply to or affect the provision of services, or the collection or earning of fees, arising out of or relating to (i) fees earned but not paid as of the date of termination, and/or (ii) the development and construction of any spaces that have been leased but not completed as of the date of termination).

•   The PMA relative to the Suite 500 Construction Services shall commence as of Closing and shall continue until the earlier of: (i) completion of and full payment for the Suite 500 work; or (ii) 4 years from Closing (i.e., such services survive any conveyance and shall bind successor owners of the property).

Fees and Expenses Payable to Manager:	Critical Infrastructure Management Fee

$1,850,000 annually, paid monthly in advance, subject to:

•   2% annual increases, compounded annually

•   Equitable increases if Manager provides critical infrastructure management for future turnkey leased suites, to be mutually agreed between Manager and Owner.

	Property Management Fee	$250,000 annually, paid monthly in advance (subject to 2% annual increases, compounded annually)

	Supervisory Fee	All management, supervision, review, administrative and overhead fees and expenses that CV charges, or is entitled to charge, under each of the leases for Suites 100, 200, 400, 500, 700a and 800 relating to premises, building, infrastructure or project management, including, without limitation, (i) “Direct

5924665

Exhibit I

to Purchase Agreement

Tenant Charge Management Fees,” as more particularly described and defined in each of such leases, or similar management fees, (ii) fees and expenses in connection with Alterations (as defined in each of such leases), and (iii) fees and expenses in connection with correction of tenant-caused damage and defaults, in all cases to be charged to and collected from tenants, as applicable, by Manager on behalf of CV. Manager shall be entitled to receive similar Supervisory Fees with respect to any other leases for which CV engages Manager to provide Critical Infrastructure Management Services or Property Management Services.

	Pass-Through Costs	All costs and expenses relating to operating expenses, direct charges to tenants, and capital repairs and replacements will be pass-through costs to CV with no mark-up by the Manager other than the fees described above. Manager shall be entitled to receive similar payments with respect to any other leases for which CV engages Manager to provide Critical Infrastructure Management Services or Property Management Services.

	Development Management Services	3% of rents during initial lease terms of leases in which Manager is involved as developer or coordinator for suites 700b, 300 and/or 1200. Development Management Services Fees are paid 50% upon signing of new lease agreement and the balance upon first anniversary of such signing.

	Construction Management Services (Suites 700b, 300, 1200)	5% of build costs on turnkey suite buildouts for suites 700b, 300 and 1200

	Suite 500 Construction Services	Walgreens is required the fund the cost of the Suite 500 turnkey buildout in accordance with the terms outlined in their lease agreement. CV, as Landlord, will engage Manager to manage the construction process and instruct Walgreens to pay the Suite 500 Turnkey Sum directly to Manager. Manager will provide Landlord with a Completion and Payment Guaranty with respect to Walgreens Suite 500. More specifically this will be a guaranty of cost overruns, payment of sub-contractors and an indemnification for any losses incurred as a result of a default of landlord’s obligation to complete the Suite 500 work in accordance with the terms of the Walgreen’s Lease. The guaranty will be capped at $5mm, with a mutually acceptable guarantor.

Lease Restrictions:	CV will be restricted from taking or omitting various actions with respect to the leases or the property that could impact Manager’s obligations or rights under the PMA.

Service Level Agreements:

•   Technical service level agreement criteria to mirror the same in the leases for Suites 100, 200, 700a and 800.

•   Amount of service level credits for any service level failure to be in amounts described in the PMA. Service level credits payable by Manager to CV not to exceed $10,400 for any month.

Management Office:	Manager will have exclusive use (at no charge) of a management office of 1,232 s.f. within Suite 700. Expenses associated with this space to be billed to tenants as Operating Expenses (approximately $4.72/s.f.).

Facility Name:

The facility shall be known and identified as the “Ascent CH2 Data Center” unless and until the earlier to occur of (x) Manager notifies CV that Manager does not want the facility to be identified as the “Ascent CH2 Data Center,” (y) Manager is no longer providing services under the PMA, or (z) neither CV nor any of its affiliates own the facility.

5924665

Exhibit I

to Purchase Agreement

Critical Infrastructure Management Services – Outline of Scope of Services

•	Critical Systems Management Services

•	Management of mission critical equipment, systems and physical environment integration (life safety, mechanical, plumbing, and power related activities and issues).

•	Implementation, documentation and maintenance of emergency response and escalation procedures for selected critical systems equipment.

•	Troubleshoot emergencies, equipment problems and technical issues; organize and oversee resolutions.

•	Provide ongoing technical support, management and oversight of site staff and vendors as necessary.

•	24x7 Maintenance Coverage

•	Staffing to support 24x7 Maintenance at the site, to consist of a blend of on-site electrical, mechanical, and controls technicians to perform operations and light maintenance on the critical systems for the overall facility and Suites 100, 200, 700a and 800 (“Covered Suites”).

•	Manage and implement preventative maintenance (PM) programs for the overall facility and as provided in the leases for the Covered Suites.

•	Provide 24x7 maintenance technicians onsite.

•	Monitor BMS system and respond to maintenance emergencies on a 24x7 basis.

•	Maintain training and certification program for all 24x7 staff.

•	Critical Infrastructure Management Services

•	Provide Ascent’s Critical Infrastructure Management System (CIMS), to provide centralized maintenance management for covered critical infrastructure equipment.

•	Ascent Operation Center (AOC) to provide 24x7 Professional Remote Monitoring and Dispatching Services for the critical infrastructure and environment at the defined facilities. This will be accomplished utilizing client-furnished Building Monitoring Systems (BMS).

Property Management Services – Outline Scope of Services

•	Agency

•	Manager to perform property management services as CV’s agent and at agent’s sole cost and expense.

•	Management Services

•	Maintenance of operating account for payment of project costs.

•	Procurement and payment of utilities.

•	Payment of real estate and personal property taxes.

•	Procurement of common area / common facility repairs and maintenance. Manage and implement PM program for selected equipment.

•	Monthly and annual reporting; accounting.

•	Hire, discharge, supervise and pay contractors and suppliers to perform the property management services.

•	Manage inventory of supplies, tools and equipment.

•	Budgeting

•	Prepare annual operating budget.

•	Coordinate annual reconciliation of budget with tenant estimated payments.

5924665

Exhibit I

to Purchase Agreement

Development Management Services – Outline Scope of Services

•	Provide development services (as CV’s agent) relating to the development and marketing of suites 700b, 300 and 1200.

•	Coordinate CV’s marketing activities and engagement of any brokers.

•	Provide assistance with lead generation

Construction Management Services – Outline Scope of Services

•	Manage construction of turnkey suite buildouts for suites 700b, 300 and 1200 (as CV’s agent).

•	Review and evaluate CV’s program for construction; provide preconstruction advising and coordination with design professionals (as CV’s agent).

•	Coordinate division of project into individual contracts for bidding and construction; coordinate negotiation and bidding process (as CV’s agent).

•	Manage procurement of owner-supplied materials and equipment (as CV’s agent).

•	Administration of construction contract; review schedules and budgets; review and processing of applications for payment (as CV’s agent).

Suite 500 Construction Services – Outline Scope of Services

•	Assume responsibility for construction and installation of Suite 500 landlord work (defined as “Suite 2 Landlord Work” in the Walgreens lease).

•	Manager shall have all of the rights of the landlord with respect to such construction and installation (including, without limitation, the right to receive payment of the Suite 2 Turnkey Sum, as defined in the Walgreens lease).

•	If the cost of the Suite 2 Landlord Work is greater than the Suite 2 Turnkey Sum (as defined in the lease, and subject to adjustment as provided in the lease and the PMA), then such additional cost will be paid by Manager without reimbursement by CV. If the cost of the Suite 2 Landlord Work is less than the Suite 2 Turnkey Sum (as defined in the lease, and subject to adjustment as provided in the lease and the PMA), then the balance of the Suite 2 Turnkey Sum will inure solely to the benefit of Manager without any payment or reimbursement to CV.

5924665

Exhibit I

to Purchase Agreement